Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

99¢ Only Stores
City of Commerce, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 9, 2009, relating to the consolidated financial statements, the effectiveness of the 99¢ Only Stores internal control over financial reporting, and schedule of the 99¢ Only Stores, appearing in the Company’s Annual Report on Form 10-K for the year ended March 28, 2009. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 28, 2009.

/s/ BDO Seidman, LLP
Los Angeles, California

July 28, 2009